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                                                                    Exhibit 3(i)




                             TUSCARORA INCORPORATED

                       RESTATED ARTICLES OF INCORPORATION
            (as amended by the Board of Directors on April 16, 1998)

         1st. The name of the Company is Tuscarora Incorporated.

         2nd. The location and post office address of its current registered office in this Commonwealth is 800 Fifth Avenue, New Brighton, Beaver County, Pennsylvania 15066.

         3rd. The purposes of the Company are to engage in the business of designing, manufacturing and developing all forms of plastics and other synthetic materials and encouraging their widespread use, to make available to its customers all related services, and, in addition, to engage in all other lawful businesses for which a corporation may be incorporated under the Pennsylvania Business Corporation Law, being the Act of May 5, 1933, as amended.

         4th. The term of its existence is perpetual.

         5th. 5.1. The aggregate number of shares of all classes of capital stock which the Company shall have the authority to issue is 21,000,000 shares, divided into two classes, of which 1,000,000 shares shall be Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 20,000,000 shares shall be Common Stock, without par value.

         5.2. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of the Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares of the particular series, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock or of such series, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, variations between different series in the following respects:

         (a) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors;

         (b) the annual dividend rate for such series, the dates in each year on which dividends on such series shall be payable and the date or dates from which such dividends shall commence to accrue;

         (c) the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;

         (d) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

         (e) the preferential amount or amounts payable upon shares of such series in the event of the liquidation, dissolution or winding up of the Company;

         (f) the voting rights, if any, of the holders of shares of such series;

         (g) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the Company or other securities into which such shares may be converted;

         (h) the relative seniority, parity or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and

         (i) such other terms, qualifications, privileges, limitations, options, restrictions and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.
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         Unless otherwise provided in a resolution or resolutions establishing any particular series, the aggregate number of authorized shares of the Preferred Stock may be increased by an amendment of the Restated Articles approved solely by a majority vote of the outstanding shares of Common Stock (or solely with a lesser vote of the Common Stock, or solely by action of the Board of Directors, if permitted by law at the time).

         All shares of any one series shall be alike in every particular, except with respect to the accrual of dividends prior to the date of issuance.

         5.3 Except for and subject to those rights expressly granted to the holders of the Preferred Stock or any series thereof by resolution or resolutions adopted by the Board of Directors pursuant to Section 5.2 of this
Article 5th and except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of the Common Stock shall have exclusively all other rights of shareholders. All or part of the shares of Common Stock of the Company may be uncertificated shares to the extent determined by the Board (or by any officer or other person as the Board may designate) from time to time; however, in no event shall shares of Common Stock represented by a certificate be deemed uncertificated until the certificate is surrendered to the Company.

         5.4 No holder of Common Stock or of any other class of stock of the Company shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, and the Company may issue shares, option rights or securities having option or conversion rights without first offering them to shareholders of any class.

         6th. No Cumulative Voting.

         The shareholders of the Company shall not have any right of cumulative voting in the election of directors.

         7th. Definitions; Interpretation.

         7.1. Definitions. For the purposes of Articles 7th, 8th, 9th, and
10th:

                  (a) "Person" means any individual, firm, corporation, partnership, joint venture, trust or other entity. When two or more persons act as a partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, association or group shall be deemed a person. As used herein, the pronouns "which", "that" and "it" in relation to persons that are individuals shall be construed to mean "who" or "whom", "he" or "she" and "him" or "her", as appropriate.

                  (b) "Interested Shareholder" at any particular time means any person (other than the Company or a Subsidiary, or an employee benefit plan of the Company or a Subsidiary, or a trustee or fiduciary of any such plan when acting in such capacity) who or which:

                            (1) is at such time, or is a member of a group
                  acting in concert which is at such time, the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock;


                            (2) is at such time a director or Affiliate of the
                  Company and at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of more than 20% of the voting power of the then outstanding Voting Stock; or

                            (3) is at such time an assignee of or has otherwise
                  succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any interested Shareholder, if such assignment or succession shall have occurred in the course or a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;

         With respect to any particular transaction, "Interested Shareholder" means any Interested Shareholder involved in such transaction, any Affiliate or Associate of any such interested Shareholder and any other member of a group acting in concert with any such Interested Shareholder.



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         (c) A person is a "beneficial owner" of any shares of Voting Stock:

                  (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

                  (2) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, revocation of a trust or otherwise or (B) the right to vote, or to direct the voting of, pursuant to any agreement, arrangement or understanding; or

                  (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

For the purposes of determining whether a person is an Interested Shareholder pursuant to definition (b) of this Section 7.1, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through the application of this definition (c) but shall not include any other shares of Voting Stock which may be acquired pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, revocation of a trust or otherwise.

         (d) "Affiliate" has the meaning ascribed to that term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 28, 1987 (the term "registrant" in said Rule 12b-2 meaning in this case the Company).

         (e) "Associate" has the meaning ascribed to that term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 28, 1987 (the term "registrant" in said Rule 12b-2 meaning in this case the Company).

         (f) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Company, as well as any Affiliate of the Company which is controlled by the Company; provided, however, that for the purposes of the definition of Interested Shareholder set forth in definition (b) of this Section 7.1, "Subsidiary" means only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Company.

         (g) "Disinterested Director" means a director of the Company who is not an Interested Shareholder or an Affiliate, Associate or representative of an Interested Shareholder and either (1) was a director of the Company immediately prior to the time the Interested Shareholder became an Interested Shareholder or
(2) is a successor to a Disinterested Director and is or was recommended or elected to succeed a Disinterested Director by the affirmative vote of a majority of the Disinterested Directors then in office. Whenever the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets shall have the right, voting separately as a class or series, to elect one or more directors of the Company, the term "Disinterested Director" shall not include any director elected by the holders of such class or series. As used with respect to any particular transaction in Article 9th or with respect to a determination or interpretation as to such transaction under definition (h) of this Section 7.1 or Section 7.2, the term "Disinterested Director" includes all directors who are Disinterested Directors with respect to any Interested Shareholder involved in such transaction. In all other cases, unless the context otherwise clearly requires, the term "Disinterested Director" means only those directors who are Disinterested Directors with respect to all persons who are then Interested Shareholders.

         (h) "Fair Market Value" means (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such


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         Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or, if none, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by the affirmative vote of a majority of the Disinterested Directors then in office; and (2) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined in good faith by the affirmative vote of a majority of the Disinterested Directors then in office or by a qualified appraiser retained by them for such purpose.

               (i) "Voting Stock" means capital stock of the Company entitled to vote generally in an annual election of directors of the Company.

               (j) "Total Assets" means the consolidated total assets of the Company and its subsidiaries as of the close of the most recent fiscal quarter ended on or prior to the first public announcement of the Business Combination in question, as shown on the consolidated balance sheet published by the Company for such quarter.

         7.2 Interpretation. The Disinterested Directors, by the affirmative vote of a majority of the Disinterested Directors then in office, are authorized to interpret all the terms and provisions of Articles 7th, 8th, 9th and 10th and to determine, on the basis of information known to them after reasonable inquiry, any fact necessary to determine compliance with any such term or provision, including, without limitation, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate or another person, (d) whether any Articles provision required by clause (a) of Section 9.1 of Article 9th complies with such Section and is valid and enforceable and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equal to 5% or more of Total Assets. Any such interpretation or determination made in good faith shall be binding and conclusive for all purposes of these Articles.

         8th. Board of Directors.

         The business and affairs of the Company shall be managed by or under the direction of a Board of Directors comprised as follows:

               (a) Number. The Board of Directors shall consist of such number of persons as may from time to time be fixed by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Disinterested Directors then in office, plus such number of additional directors as the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets, voting separately as a class or series, shall have the right from time to time to elect.

               (b) Classes, Election and Terms. The directors elected by the holders of Voting Stock shall be classified in respect of the time for which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible. If such classes of directors are not equal, the Board of Directors, by the affirmative vote of a majority of the Disinterested Directors then in office, shall determine which class shall contain an unequal number of directors. At the annual meeting of shareholders of the Company in 1987, separate elections shall be held for the directors of each class, the term of office of the directors of the first class to expire at the first annual meeting after their election, the term of office of the directors of the second class to expire at the second annual meeting after their election and the term of office of the directors of the third class to expire at the third annual meeting after their election. At each succeeding annual meeting of shareholders, the shareholders shall elect directors of the class whose term then expires, to hold office until the third succeeding annual meeting. Except as otherwise expressly provided in these Articles,

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         each director shall hold office for the term for which elected and until his or her successor shall be elected and shall qualify.

               (c) Removal of Directors. Any director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if shareholders entitled to cast at least 75% of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal; provided, however, that the shareholders shall have such power of removal without cause only if and so long as the general corporate law of the Company's state of incorporation specifically mandates such power. If such power of removal without cause is not mandated by statute, the shareholders may remove a director or directors from office at any time only for cause and only if, in addition to any affirmative vote required by law, these Articles or otherwise, such removal is approved by the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock of the Company which are not beneficially owned by any Interested Shareholder, voting together as a single class.

               (d) Vacancies. Vacancies in the members of the Board of Directors elected by the holders of Voting Stock, including vacancies resulting from an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the Disinterested Directors then in office, though less than a quorum, except as otherwise required by law. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               (e) Nominations of Director Candidates. Nominations for the election of directors may be made only by the Board of Directors or a committee appointed by the Board of Directors or by a holder of record of stock entitled to vote in the election of the directors to be elected; provided, however, that a nomination may be made by a shareholder only if written notice of such nomination is received by the Secretary of the Company not later than (1) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (2) with respect to an election to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected. Only candidates who have been nominated in accordance with this Article 8th shall be eligible for election by the shareholders as directors of the Company.

               (f) Exception for Preferred Stock. Whenever the holders of any class or series of stock having a preference over the Common Stock as to dividends or assets shall have the right, voting separately as a class or series, to elect one or more directors of the Company or to take any other action, none of the provisions of this Article 8th above shall apply with respect to the director or directors elected or the action taken by the holders of such class or series.

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         9th. Votes Required For Certain Business Combinations.

         9.1 Special Votes for Certain Business Combinations. In addition to any affirmative vote required by law, these Articles or otherwise, and except as otherwise expressly provided in Section 9.2 below:

               (a) any merger, consolidation or share exchange of the Company or any Subsidiary with (1) any Interested Shareholder or with (2) any other person (whether or not itself an Interested Shareholder) which is, or after such merger, consolidation or share exchange would be, an Affiliate or Associate of an Interested Shareholder or which does not include in its Articles the substance of the terms of this Article 9th, in each case without regard to which person is the surviving person;

               (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extention of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) to, with or for the benefit of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets, securities or commitments of the Company or any Subsidiary having an aggregate Fair Market Value and/or involving aggregate commitments equal to 5% or more of Total Assets;

               (c) the issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate Fair Market Value equal to 5% or more of Total Assets;

               (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

               (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Company or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

               (f) any other transaction or series of transactions similar in purpose or effect to, or any agreement, contract or other arrangement providing for, any one or more of the transactions specified in the foregoing clauses (a) through (e);

shall require the affirmative votes of (i) the holders of at least 75% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by such Interested Shareholder, voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         The term "Business Combination" as used in this Article 9th shall mean any transaction which is referred to in any one or more of clauses (a) through
(f) above.

         9.2 Exception to Special Vote Requirements. The provisions of Section
9.1 shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law, any other provision of these Articles, any agreement with any national securities exchange or otherwise, if the Business Combination is approved by the affirmative vote of a majority of the Disinterested Directors then in office.

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         9.3 No Effect on Fiduciary Obligations of Interested Shareholders.
Nothing contained in this Article 9th shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law or equity.

         10th. Amendments.

         10.1 Amendments to By-Laws. The Board of Directors may adopt, amend and repeal the By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, provided that such power may be exercised only by the affirmative vote of a majority of the Disinterested Directors then in office. No By-Law may be adopted, amended or repealed by the shareholders unless, in addition to any other affirmative vote required by law, these Articles or otherwise, such action is approved by the affirmative votes of
(a) the holders of at least 75% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class, and (b) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by any Interested Shareholder, voting together as a single class; provided, however, that the additional affirmative votes required by this Section 10.1 shall not apply to any shareholder adoption, amendment or repeal of any By-Law provision if such action is recommended and submitted to the shareholders for their consideration by the affirmative vote of a majority of the Disinterested Directors then in office.

         10.2 Amendments to Articles. In addition to any affirmative vote required by law, these Articles or otherwise, any amendment, alteration change or repeal of any provision of these Articles, or the adoption of any provision inconsistent therewith, shall require the affirmative votes of (a) the holders of at least 75% of the voting power of all then outstanding shares of Voting Stock, voting together as a single class, and (b) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by any Interested shareholder, voting together as a single class; provided, however, that the additional affirmative votes required by this Section 10.2 shall not apply to any amendment, alteration, change, repeal or provision if it is recommended and submitted to the shareholders for their consideration by the affirmative vote of a majority of the Disinterested Directors then in office.

         11th. Director Liability.

         11.1 To the fullest extent that the Laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987, or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

         11.2 This Article 11th shall not apply to any actions filed prior to January 27, 1987, or to any breach of performance of duty or any failure of performance of duty by any director of the Company occurring prior to January 27, 1987. The provisions of this Article 11th shall be deemed to be a contract with each director of the Company who serves as such at any time while this
Article 11th is in effect, and each such director shall be deemed to be so serving in reliance on the provisions of this Article 11th. Any amendment or repeal of this Article 11th or adoption of any By-Law of this Company or other provision of the Articles of this Company which has the effect of increasing director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director prior to such amendment, repeal, By-Law or other provision becoming effective.

         12. Indemnification of, and Advancement of Expenses to, Directors, Officers and Others.

         12.1 Right to Indemnification. Except as prohibited by law, every director and officer of the Company shall be entitled as of right to be indemnified by the Company against all expenses and liability (as those terms are defined below in this Section 12.1) incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, or whether brought by or against such person or by or in the right of the Company or otherwise, in which such person may be involved in any manner, as a party or otherwise, by reason of such person being or having been a director or officer of the Company or of a subsidiary of

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the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as an "Action"); provided, that no such right to indemnification shall exist with respect to an Action brought by an indemnitee (as defined below) against the Company (an "Indemnitee Action") except as provided in the last sentence of this Section 12.1. Persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or a subsidiary of the Company or to another such entity at the request of the Company to the extent the Board of Directors of the Company at any time designates any of such persons as entitled to the benefits of this Article 12th. As used in this Article 12th, "indemnitee" includes each director and officer of the Company and each other person designated by the Board of Directors of the Company as entitled to the benefits of this Article 12th; "expenses" means all expenses actually and reasonably incurred, including fees and expenses of counsel selected by an indemnitee; and "liability" means all liability incurred, including the amounts of any judgments, excise taxes, fines or penalties and any amounts paid in settlement. An indemnitee shall be entitled to be indemnified pursuant to this Section 12.1 against expenses incurred in connection with an Indemnitee Action if (a) the Indemnitee Action is instituted under Section 12.3 below and the indemnitee is successful in whole or in part in such Indemnitee Action, (b) the indemnitee is successful in whole or in part in another Indemnitee Action for which expenses are claimed or (c) if the indemnification for expenses is included in a settlement of, or is awarded by a court in, such other Indemnitee Action.

         12.2. Right to Advancement of Expenses. Every indemnitee shall be entitled as of right to have the expenses of the indemnitee in defending any Action or in bringing and pursuing an Indemnitee Action under Section 12.3 below paid in advance by the Company prior to final disposition of the Action or Indemnitee Action, provided that the Company receives a written undertaking by or on behalf of the indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for the expenses.

         12.3. Right of Indemnitee to Initiate Action. If a written claim for indemnification under Section 12.1 above or for advancement of expenses under
Section 12.2 above is not paid in full by the Company within 30 days after the claim has been received by the Company, the indemnitee may at any time thereafter bring an Indemnitee Action to recover the unpaid amount of the claim, and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of bringing and pursuing such Indemnitee Action. The only defense to an Indemnitee Action to recover on a claim for indemnification under
Section 12.1 above shall be that the conduct of the indemnitee was such that under Pennsylvania law the Company is prohibited from indemnifying the indemnitee for the amount claimed but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel and shareholders) to have made a determination prior to the commencement of such Indemnitee Action that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors, independent Legal counsel or shareholders) that the conduct of the indemnitee was such that indemnification is prohibited by law, shall be a defense to such Indemnitee Action or create a presumption that the conduct of the indemnitee was such that indemnification is prohibited by law. The only defense to an Indemnitee Action to recover a claim for advancement of expenses under Section 12.2 above shall be the failure by the indemnitee to provide the undertaking required by Section
12.2 above.

         12.4. Funding and Insurance. The Company may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of all sums required to be paid by the Company to effect indemnification as provided in this
Article 12th.

         12.5. Non-Exclusivity; Nature and Extent of Rights. The rights to indemnification and advancement of expenses provided for in this Article 12th shall (a) not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement, provision in the Articles or By-Laws of the Company, vote of shareholders or directors or otherwise, (b) be deemed to create contractual rights in favor of each indemnitee who serves at any time while this Article 12th is in effect (and each such indemnitee shall be deemed to be so serving in reliance on the provisions of this Article 12th and (c) continue as to each indemnitee who has ceased to have the status pursuant to which the indemnitee was entitled or was designated as entitled to indemnification under this Article 12th and inure to the benefit of the heirs and legal representatives of each indemnitee. Any amendment or repeal of this Article 12th or adoption of any By-Law of this Company or other provision of the Articles of this Company which has the effect of limiting in any way the rights to indemnification or advancement of expenses provided for in this Article 12th shall operate prospectively only and shall not affect any action taken, or failure to act, by an indemnitee prior to such amendment, repeal, By-Law or other provision becoming effective.

         12.6. Partial Indemnity. If an indemnitee is entitled under any provision of this Article 12th to indemnification by the Company for some or a portion of the expenses or liability incurred by the indemnitee in the preparation, investigation, defense, appeal or settlement of any Action or Indemnitee Action but not, however, for the total amount thereof, the Company shall indemnify the indemnitee for the portion of such expenses or liability to which the indemnitee is entitled.

         12.7. Applicability of Section. This Article 12th shall apply to every Action other than an Action filed prior to January 27, 1987, except that it shall not apply to the extent that Pennsylvania law does not permit its application to any breach of performance of duty or any failure of performance of duty by an indemnitee occurring prior to January 27, 1987.

         13th. Articles Defined. Henceforth, the Articles as defined in the Pennsylvania Business Corporation Law shall not include any prior documents.

                        STATEMENT WITH RESPECT TO SHARES
                                       OF
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                             TUSCARORA INCORPORATED
           (as filed with the Department of State on August 21, 1998)

                  In compliance with the requirements of Section 1522(c) of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), the undersigned company, a corporation organized and existing under the BCL (the "COMPANY") hereby certifies that:

                  1. The name of the Company is Tuscarora Incorporated.

                  2. The resolution duly adopted by the Board of Directors of the Company establishing and designating the Series A Junior Participating Preferred Stock, which is the first series of the Preferred Stock, par value $.01 per share, of the Company, and fixing and determining the relative rights and preferences thereof (the "RESOLUTION") is as follows:

                  RESOLVED, that this Board of Directors, pursuant to authority expressly vested on it by the provisions of the Restated Articles of Incorporation of Tuscarora Incorporated (hereinafter called the "COMPANY") hereby authorizes the issue of the first series of Preferred Stock, par value $.01 per share, of the Company and hereby fixes the designation and relative rights and preferences thereof in addition to those set forth in said Restated Articles of Incorporation, as follows:

                  SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "SERIES A JUNIOR PARTICIPATING PREFERRED STOCK" (the "SERIES A PREFERRED STOCK") and the number of shares constituting the Series A Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

                  SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of the Common Stock, without par value (the "COMMON STOCK"), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, semi-annual dividends payable in cash on the 6th day of January and July in each year (or if the Board of Directors commences declaration of quarterly cash dividends instead of semi-annual dividends to the holders of Common Stock, commencing with the date of the declaration of the first such quarterly cash dividend, quarterly dividends payable in cash on such dates as such quarterly dividends would normally be paid to the holders of the Common Stock) (each such date being referred to herein as a "DIVIDEND PAYMENT DATE"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  SECTION 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any other Statement With Respect to Shares creating a series of Preferred Stock or any similar stock, or in any By-Law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  SECTION 4.  CERTAIN RESTRICTIONS.

                  (A) Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

                  (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                  (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  SECTION 5. RE-ACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Articles of Incorporation or in any other Statement With Respect to Shares creating a series of Preferred Stock or any similar stock or as otherwise required by law.

                  SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common

Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  SECTION 7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  SECTION 8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

                  SECTION 9. RANK. Except as otherwise set forth in the Restated Articles of Incorporation or in the Statement With Respect to Shares creating another series of Preferred Stock or any other class or series of stock, the Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Company's Preferred Stock and to any other class or series of stock other than the Common Stock, whether now existing or hereafter created.

                  SECTION 10. AMENDMENT. The Restated Articles of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without a majority vote of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                  3. (i) The aggregate number of shares of the Series A Preferred Stock established and designated by the Resolution is 200,000, (ii) the Company has not previously established and designated any other shares of its stock pursuant to Section 1522 of the BCL or any corresponding provision of prior law with respect thereto and (iii) the aggregate number of shares established and designated by the Restated Articles of Incorporation of the Company is 21,000,000, of which 1,000,000 shares are Preferred Stock, par value $.01 per share, issuable in one or more series, and 20,000,000 shares are Common Stock, without par value.

                  4. The Resolution was duly adopted at a meeting of the Board of Directors of the Company duly called and held on August 17, 1998, at which meeting a quorum was present and acted throughout.

                  5. The Resolution is to be effective upon the filing of this Statement With Respect to Shares with the Secretary of State of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, this Statement With Respect to Shares is executed on behalf of the Company by its President and Chief Executive Officer and attested by its Assistant Secretary this 17th day of August, 1998.

[CORPORATE SEAL]


Attest:                               TUSCARORA INCORPORATED



/s/ BRIAN C. MULLINS                  By:/s/ JOHN P. O'LEARY, JR.
--------------------------               --------------------------------------
Brian C. Mullins,                        John P. O'Leary, Jr.,
Assistant Secretary                      President and Chief Executive Officer